Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "DUANE STREET CORP.", CHANGING ITS NAME FROM "DUANE STREET CORP." TO "CUR MEDIA, INC", FILED IN THIS OFFICE ON THE THIRTY-FIRST DAY OF JANUARY, A.D. 2014, AT 4:55 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

5067096 8100

140120267

Jeffrey W. Bullock, Secretary of State

AUTHENTICATION: 1104374

DATE: 02-03-14

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:59 PM 01/31/2014
FILED 04:55 PM 01/31/2014
SRV 140120267 - 5067096 FILE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF DUANE STREET CORP.

Duane Street Corp., a corporation organized and existing under the laws of the State of Delaware, does hereby certify that:

A. The name of the corporation is Duane Street Corp. (the "Corporation"). The Corporation's original Certificate of Incorporation was filed with Delaware Secretary of State on November 17, 2011.

B. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the "DGCL"), and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL, and restates, integrates and further amends the provisions of the Corporation's Certificate of Incorporation.

C. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

FIRST On the effective date hereof, the name of the Corporation shall be CÜR Media, Inc.

SECOND: The address of the Corporation's registered office in the State of Delaware is 1811 Silverside Road, Wilmington, DE 19810, County of New Castle. The name and address of the Corporation's resident agent for service of process is Vcorp Services, LLC.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH:

(a) The total number of shares which the Corporation shall have the authority to issue is three hundred and ten million (310,000,000) shares, of which three hundred million (300,000,000) shares shall be designated as common stock, $0.0001 par value per share, and of which ten million (10,000,000) shares shall be designated as preferred stock, $0.0001 par value per share.

(b) The authority of the Board of Directors of the Corporation with respect to each such class or series of Preferred Stock shall include, without limitation of the foregoing, the right to determine and fix:

(i) the distinctive designation of such class or series and the number of shares to constitute such class or series;

(ii) the rate at which dividends on the shares of such class or series shall be declared and paid or set aside for payment, whether dividends at the rate

so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

(iii) the right or obligation, if any, of the Corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

(iv) the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(v) the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(vi) the obligation, if any, of the Corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligations;

(vii) voting rights, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock;

(viii) limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock;

(ix) such other preferences, powers, qualifications, special or relative rights and privileges thereof as the Board of Directors of the Corporation, acting in accordance with this Certificate of Incorporation, may deem advisable and are not inconsistent with the law and the provisions of this Certificate of Incorporation.

(c) Any or all classes and series of shares of the Corporation, or any part thereof, may be represented by uncertificated shares to the extent determined by the Board of Directors, except as required by applicable law, including that shares represented by a certificate that is issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the Corporation. Without a reasonable time after the issuance of transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required by applicable law to be set forth or stated on certificates. Except as otherwise expressly provided by law, the rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.

(d) No shareholder shall be entitled as a matter of right to subscribe for or receive additional shares of any class of stock of the corporation, whether now or hereafter authorized, or any bonds, debentures or securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion it shall deem advisable.

FIFTH:

(a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which shall consist of at least one director. Provided that the Corporation has at least one director, the number of directors may at any time or times be increased or decreased as provided in the Bylaws of the Corporation.

(b) Elections of directors need not be done by written ballot unless the Bylaws of the Corporation shall otherwise provide.

(c) Subject to the rights of the stockholders of any class of stock to elect directors, any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall be filled by the vote of a majority of the members of the Board of Directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Subject to any special rights of the holders of any class of stock to elect directors and except as otherwise provided by law, in the event of a vacancy in the Board of Directors, the remaining directors may exercise the powers of the full Board of Directors until the vacancy is filled. Any director elected in accordance with this section shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified.

(d) In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of this Amended and Restated Certificate of Incorporation, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

SIXTH:

(a) To the fullest extent permitted by the Delaware General Corporation Law (the "DGCL") as it now exists and as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director; provided; however, that nothing contained in this Article SIXTH shall eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to the

provisions of Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

(b) The Corporation shall, to the fullest extent permitted by the DGCL, as the same may be amended and supplemented, indemnify any person who is or was a director or officer of the corporation from and against any and all of expenses, judgments, fines and amounts paid in settlement actually or reasonably incurred in connection with the matters referred to in or covered by Section 145 of the DGCL.

(c) The Corporation shall, to the fullest extent permitted by the DGCL, advance all costs and expenses (including, without limitation, attorneys' fees and expenses) incurred by any director or officer within 20 days of presentation of same to the Corporation, with respect to any one or more actions, suits or proceedings, whether civil, criminal, administrative or investigative, arising out of such person's services or status as a director or officer of the Corporation, so long as the Corporation receives from such director or officer an unsecured undertaking to repay such costs and expenses if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation.

(d) The indemnification and right to advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement may be entitled under any bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

(e) The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to advancement of expenses to any employee or agent of the Corporation up to the extent that the provisions of this Article SIXTH permit the indemnification and advancement of expenses of directors and officers of the Corporation.

(f) Any repeal or modification of this Article SIXTH shall not adversely affect any right to indemnification or to advancement of expenses of any person existing at the time of such repeal or modification with respect to any matters occurring prior to such repeal or modification.

SEVENTH: This Amended and Restated Certificate of Incorporation shall be effective upon filing.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter authorized by DGCL and all rights conferred upon stockholders herein are granted subject to this reservation.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by the undersigned, a duly authorized officer of the Corporation, on January 31, 2014.

By: ______________________
Name: Thomas Brophy
Title: President